SUN COMMUNITIES, INC.
EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

Sun Communities, Inc., a Maryland corporation (the “Company”), upon the recommendation of the Compensation Committee of the Company's Board of Directors and pursuant to that certain 2015 Equity Incentive Plan, as amended (the “Plan”) originally adopted by the Company's Board of Directors and approved by its shareholders on July 20, 2015, and in consideration of the services to be rendered to the Company or its subsidiaries by [___________________] (“Employee”), hereby grants, as of [___] [___], [___] (the “Date of Grant”), to Employee Restricted Share Rights to receive [___________________] shares of the Company's Common Stock, par value $0.01 per share (the “Shares”), subject to the terms and conditions contained in this Restricted Stock Award Agreement (the “Agreement”) and subject to all the terms and conditions of the Plan, which are incorporated by reference herein. Employee agrees to the provisions set forth herein and in the Plan and acknowledges that each such provision is a material condition of the Company’s agreement to grant the Restricted Share Rights and issue the Shares to Employee. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

I. RECEIPT AND DELIVERY OF SHARES

Until such time as the Shares vest in accordance with Section II below, any stock certificate or certificates evidencing the Shares shall be registered in the name of Employee but held in escrow by the Company. As soon as practicable after the date upon which any Shares vest, the Company shall deliver to Employee a certificate or certificates representing such vested Shares, registered in the name of Employee.

II. VESTING SCHEDULE

(a)    [___________________] Shares (the “Time Vesting Shares”) shall be issued on the date hereof but shall be subject to vesting as set forth in Section II(b) below. The remaining [___________________] Shares (the “Target Performance Vesting Shares”), until issued, shall be represented by performance vesting units (the “Performance Vesting Units”) and shall be subject to vesting as set forth in Section II(c) below and the attached Exhibit A. In accordance with the attached Exhibit A, the actual maximum number of Shares that may be issued in respect of the Performance Vesting Units (the “Performance Vesting Shares”) is 200% of the Target Performance Vesting Shares.

(b)    The Time Vesting Shares shall vest as follows: (i) [___________________] of the Time Vesting Shares (representing one-third of the Time Vesting Shares) shall vest on the first anniversary of the Date of Grant; (ii) [___________________] of the Time Vesting Shares

(representing one-third of the Time Vesting Shares) shall vest on the second anniversary of the Date of Grant; and (iii) [___________________] of the Time Vesting Shares (representing one-third of the Time Vesting Shares) shall vest on the third anniversary of the Date of Grant, provided that Employee is employed by the Company or any of its affiliates on such dates.

(c)    To the extent the Performance Criteria (as defined below) for the measurement period is satisfied, the Performance Vesting Units shall vest as set forth on the attached Exhibit A, provided that Employee is employed by the Company or any of its affiliates on the following vesting date:

Measurement Period	Performance Vesting Date
January 1, 20__ to December 31, 20__	January 1, 20__
For purposes hereof, “Performance Criteria” shall mean the performance criteria relative to the Company’s common stock and financial performance set forth on the attached Exhibit A. Notwithstanding anything to the contrary herein, in accordance with the attached Exhibit A, the maximum number of Shares that may be issued in respect of the Performance Vesting Units is 200% of the Target Performance Vesting Shares. All Performance Vesting Shares in respect of vested Performance Vesting Units shall be issued to Employee as soon as practicable (and in all events within 60 days) after they vest.

(d)    For the avoidance of doubt, any Time Vesting Shares or Performance Vesting Shares that fail to vest in accordance with the applicable vesting conditions Section II shall, without payment of any consideration by the Company, automatically and without notice be forfeited and be and become null and void.

(e)    Except as otherwise set forth in this Agreement, in the event of Employee’s Separation of Service at any time for any reason, the vesting, exercisability and forfeiture of the Shares shall be subject to that certain Employment Agreement by and among the Company, Sun Communities Operating Limited Partnership and Employee dated effective as of [_________, 202_] (including any amendments, restatements or replacements thereof) (the “Employment Agreement”).

Except as expressly provided otherwise in the Employment Agreement, (i) upon a termination of the Employment Agreement by the Company without Cause (as defined in the Employment Agreement), (ii) upon Employee’s resignation or termination of the Employment Agreement for Good Reason (as defined in the Employment Agreement), (iii) upon Employee’s death, or permanent disability (as defined in the Employment Agreement), or (iv) if Employee becomes entitled to receive Change in Control Benefits (as defined in the Employment Agreement), then, subject to Employee’s execution of a general release of claims in a form satisfactory to the Company, (x) the Performance Vesting Units shall not automatically be forfeited on the termination date and shall remain outstanding until it is determined if any Pro Rata Portion (as defined below) of the Performance Vesting Shares are issuable, and (y) to the extent not already vested, a Pro Rata Portion of the Performance Vesting Shares shall be issued on or after January 1, 20__. The “Pro Rata Portion” of the Performance Vesting Shares means (A) the total number of Performance Vesting Shares that would have been issued based on the Performance Criteria if Employee had remained employed by the Company for the entire Performance Criteria measurement period, multiplied by (B) the number of days between the Date of Grant and the termination date of Employee’s employment, divided by the number of days between the Date of Grant and December 31, 20__.

III. RESTRICTIONS ON SHARES; CLAWBACK

Until a Share vests pursuant to Section II above, it shall not be liable for the debts, contracts or obligations of Employee nor be subject to disposition by assignment, transfer, sale, alienation, pledge, encumbrance or any other means, whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or other legal or equitable proceeding (including bankruptcy), and any attempted disposition thereof shall be null and void and of no force or effect; provided, however, that this Section III does not prevent transfers by will or by the applicable laws of descent and distribution.

The Employee agrees that all of the Shares are subject to the Sun Communities, Inc. Executive Compensation Recovery (Clawback) Policy, as it may be amended, restated or supplemented from time to time (the “Clawback Policy”), and any similar clawback or compensation recovery policy that is in effect from time to time. Further, the Employee agrees to abide by the terms of the Clawback Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Clawback Policy) to the Company to the extent required by, and in a manner permitted by, the Clawback Policy.

IV. RIGHTS AS A STOCKHOLDER

Employee shall be entitled to vote unvested Time Vesting Shares and to receive dividends and other distributions payable with respect to unvested Time Vesting Shares from and after the Date of Grant as and when such dividends and distributions are paid on shares of the Company’s Common Stock; provided that any securities or other property (but not cash) received in any such distribution with respect to any Time Vesting Shares that are still subject to the restrictions of Section II and III of this Agreement shall be subject to all of the restrictions in this Agreement with respect to such Time Vesting Shares vest.

Upon the payment by the Company of dividends and other distributions on shares of its Common Stock, Performance Vesting Shares underlying unvested Performance Vesting Units (including any Performance Vesting Shares that may be issued in excess of the Target Performance Vesting Shares) shall be entitled to be credited with dividend equivalent payments, which shall accrue in cash without interest and shall be delivered in cash. Accumulated dividend equivalents shall be payable at such time the Performance Vesting Shares are issued. For the avoidance of doubt, dividends and other distributions accrued in respect of Performance Vesting Shares shall only be paid to the extent the underlying Performance Vesting Shares are issued, and to the extent any Performance Vesting Shares are forfeited and not earned, Employee shall have no right to such dividend equivalent payments.

V. REGISTRATION

Subject to the other terms and conditions of this Agreement, the Shares may be offered and sold by Employee only if such stock is registered for resale under the Securities Act of 1933, as amended (the “Securities Act”), or if an exemption from registration under the Securities Act is available. Employee acknowledges and agrees: (a) that the Company has no obligation to effect such registration; (b) not to offer or sell the Shares unless and until such stock is registered for resale under the Securities Act or an exemption from registration is available; and (c) that the Shares were acquired for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

VI. NO RIGHT TO EMPLOYMENT CONFERRED

Nothing in this Agreement or the Plan changes the at-will nature of Employee’s employment with the Company or otherwise confers upon Employee any right to continue in employment with the Company or a subsidiary or interfere in any way with the right of the Company or any subsidiary to terminate such person's employment at any time.

VII. MISCELLANEOUS

(a)    In accordance with the terms of the Plan, the Company is entitled to withhold (or secure payment from Employee in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to the award or issuance of the Shares. Employee understands that the taxable income recognized by Employee as a result of the award of the Time Vesting Shares would be affected by a decision by Employee to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “83(b) Election”), with respect to the Time Vesting Shares within thirty (30) days after the Date of Grant. Employee acknowledges and agrees that he will have the sole responsibility for determining whether to make an 83(b) Election with respect to the Time Vesting Shares and for properly making such election and filing such election with the relevant taxing authorities on a timely basis.

(b)    If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall continue to be in full force and effect to the maximum extent permitted by law. If the implementation or presence of any provision of this Agreement would or will cause the Plan and thereby the Shares purchased thereunder to not be in compliance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or any other statutory provision, such

Agreement provision shall not be implemented or, at the Company's option following notice, such provision shall be severed from the Agreement as is appropriate or necessary to achieve statutory compliance; provided, however, that the parties hereby agree to negotiate in good faith as may be necessary to modify this Agreement to achieve statutory compliance or otherwise effectuate the intent of the parties following a severance permitted by this Section VII(b).

(c)    The number and kind of Shares shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, or other change in capitalization with a similar substantive effect upon such Shares. The Administrator shall have the power to determine the amount of the adjustment to be made in each case.

(d)    The Participant acknowledges that the Performance Vesting Shares and dividends and other distributions accrued in respect of Performance Vesting Shares granted hereunder represent an unfunded, unsecured right to receive Shares and payments.

(e)    Any notice required to be given hereunder to the Company shall be addressed to the Chief Administrative Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 300, Southfield, Michigan 48034, and any notice required to be given to Employee shall be sent to Employee’s address as shown on the records of the Company.

(f)    This instrument contains the entire Agreement of the parties and may only be amended by written agreement executed by the parties hereto.

(g)    This Agreement is made and entered into in, and shall be construed and enforced in accordance with the laws of, the State of Michigan.

[Signatures on following page]

IN WITNESS WHEREOF, this Restricted Stock Award Agreement is hereby executed effective as of the Date of Grant.

“COMPANY”

SUN COMMUNITIES, INC., a Maryland corporation

By:
Name:
Title:

“EMPLOYEE”

     [___________]

EXHIBIT A
Performance-Based Vesting Metrics

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